Exhibit 99.1
Liberty Global Completes the Sale of UPC Norway
Denver, Colorado — January 24, 2006: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) today announced that it has completed the previously announced sale of 100% of its Norwegian cable business, UPC Norge AS (“UPC Norway”). UPC Norway was sold to Candover Partners Limited for approximately €448 million (US$542 million) after adjustments of which approximately €175 million (US$212 million) will be used to repay debt associated with this asset.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at September 30, 2005 (other than NTL Ireland which, at September 30, 2005, we consolidated but did not control), Liberty Global’s networks passed approximately 23.6 million homes and served approximately 15.2 million revenue generating units, including approximately 10.7 million video subscribers, 2.6 million broadband Internet subscribers and 1.9 million telephone subscribers.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
(303) 220-6693	(303) 220-6678

Iván Nash	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 1 277 97 38	+31 20 778 9447